Exhibit 99.1

Contact:
Meredith Bandy	980.999.5168

Albemarle Reports Fourth Quarter and Full Year 2020 Results

CHARLOTTE, NC - Feb. 17, 2021 – Albemarle Corporation (NYSE: ALB) today announced its results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 and Recent Highlights
(Unless otherwise stated, all percent changes represent year-over-year comparisons)
•Net income of $84.6 million, or $0.79 per diluted share; Adjusted diluted EPS of $1.17
•Net sales of $879 million, which was at the high-end of previous outlook, a year-over-year decrease of 11%
•Adjusted EBITDA of $221 million, which exceeded the high-end of previous outlook, a year-over-year decrease of 25%
•Our plants continue to operate without material impact from the COVID-19 pandemic
•Approximately $80 million of sustainable cost savings achieved in 2020
•Maintained our quarterly dividend of $0.385 per share, an increase of approximately 5% over 2019
•Completed $1.5 billion underwritten public equity offering to accelerate profitable growth

“Albemarle reported another solid quarter with Q4 2020 adjusted EBITDA exceeding outlook. This performance is due to the hard work and diligence of our operating teams who ran our businesses safely and efficiently throughout this challenging year,” said Albemarle CEO Kent Masters. “As we continue to rebound from last year’s pandemic-related lows, we are accelerating high-return growth in our Lithium and Bromine businesses and maintaining our focus on operational discipline to drive cost and efficiency improvements.”

Outlook

Albemarle anticipates that its full year 2021 operating performance will improve modestly relative to full year 2020 assuming continued recovery following reduced global economic activity due to the global pandemic.

FY 2021 Outlook
Net sales	$3.2 - $3.3 billion
Adjusted EBITDA	$810 - $860 million
Adjusted EBITDA Margin	25% - 26%
Adj. Diluted EPS	$3.25 - $3.65
Net Cash from Operations	$475 - $575 million
Capital Expenditures	$850 - $950 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet biweekly to assess the situation and take necessary actions to address employee health and safety and operational challenges. Our first priority is always the health and well-being of our employees, customers, and communities. Beyond that, our focus has shifted from managing an immediate crisis to building in the flexibility needed to adjust for regional differences and changing conditions. Protocols including restricted travel, shift adjustments, increased hygiene, and social distancing for the essential workers at our plants remain in place at all locations.

Fourth Quarter Results

In millions, except per share amounts	Q4 2020	Q4 2019	$ Change	% Change
Net sales	$879.1	$992.6	$(113.5)	(11.4)%
Net income attributable to Albemarle Corporation	$84.6	$90.4	$(5.8)	(6.4)%
Adjusted EBITDA(a)	$221.1	$294.7	$(73.6)	(25.0)%
Diluted earnings per share	$0.79	$0.85	$(0.06)	(7.1)%
Non-operating pension and OPEB items(a)	0.35	0.19
Non-recurring and other unusual items(a)	0.03	0.69
Adjusted diluted earnings per share(b)	$1.17	$1.73	$(0.56)	(32.4)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $879.1 million decreased by $113.5 million compared to the prior year quarter, driven by lower results in the Catalysts and Lithium business segments partially offset by improvement in Bromine and other business segments as discussed below.

Adjusted EBITDA of $221.1 million decreased by $73.6 million from the prior year quarter due to lower net sales, which was offset by productivity and cost improvements. Similarly, net income attributable to Albemarle of $84.6 million decreased by $5.8 million from the prior year. Corporate costs including SG&A were down compared to the prior year period as a result of sustainable cost savings initiatives and short-term austerity measures.

We have increased our sustainable cost savings and achieved approximately $80 million of sustainable savings in 2020. We expect these savings to reach a run-rate of more than $120 million by year-end 2021. We also took short-term cash management measures and delayed capital expenditures. Short-term savings averaged approximately $25 to $40 million per quarter in 2020. Some of the expenses related to these short-term savings are expected to come back later in 2021, for example assuming increased travel expenses later in the year. Full-year 2020 capital spending was $850 million, in-line with the low-end of previous outlook.

The effective income tax rate for Q4 2020 was (20.9)% compared to (6.5)% in the same period in 2019. The difference is largely due to a change in the geographic mix of earnings. Q4 2020 includes discrete tax benefits for uncertain tax positions for statute of limitation expirations, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments. Q4 2019 includes a $19 million tax benefit for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation. On an adjusted basis, the effective income tax rates were 12.8% and 18.4% for the fourth quarter of 2020 and 2019, respectively.

Cash Flow and Capital Deployment

Cash from operations for the year ended December 31, 2020, of $798.9 million, increased $79.5 million versus the prior year as reduced working capital outflows, deferred tax payments as allowed by various jurisdictions during the pandemic and cost savings more than offset lower revenues. Capital expenditures of $850.5 million were in-line with the prior year as progress continued on our Lithium expansion projects.

Our primary capital allocation priorities are to grow profitably, fund our dividend, and maintain financial flexibility and our investment grade credit rating.

In February 2021, we raised $1.5 billion in an equity offering to fund growth capital projects, focused on accelerating high return growth projects in Lithium and Bromine. In the short-term, the use of proceeds include funding growth capital expenditures, debt repayment and other general corporate purposes.

Our share repurchase authorization remains in place; however, there are no near-term plans to execute share buybacks. Divestiture activity is proceeding despite on-going travel restrictions.

Balance Sheet and Liquidity

As of December 31, 2020, Albemarle had estimated liquidity of over $2.1 billion, including $747 million of cash and equivalents, $675 million remaining under our $1 billion revolver, $500 million remaining under our delayed draw term loan and $196 million on other available credit lines. Total debt was $3.6 billion, representing net debt to adjusted EBITDA of approximately 3.4 times.

Business Segment Results

Lithium

In millions	Q4 2020	Q4 2019	$ Change	% Change
Net Sales	$358.6	$411.1	$(52.5)	(12.8)%
Adjusted EBITDA	$122.1	$140.1	$(17.9)	(12.8)%

Lithium net sales of $358.6 million declined $52.5 million primarily due to lower contract and market pricing. Lower contract pricing reflects 2020 battery-grade price adjustments that were agreed to in late 2019. Adjusted EBITDA of $122.1 million declined by $17.9 million primarily due to reduced net sales. Stronger volumes, as customers held to contractual commitments, partially offset price declines.

Current Trends: We anticipate FY 2021 volumes to be higher due to North American restarts and efficiency improvements. We expect mechanical completion of our La Negra and Kemerton expansion projects in 2021 and expect to see increased sales volumes from these projects beginning in 2022. We expect FY 2021 pricing to be down slightly, primarily due to anticipated lower average realized pricing for carbonate and technical grade products. Longer-term, we expect lithium demand to grow in line with greater EV adoption. We are accelerating our lithium growth projects to capitalize on this trend and generate strong investment returns.

Bromine Specialties

In millions	Q4 2020	Q4 2019	$ Change	% Change
Net Sales	$263.4	$243.5	$19.9	8.2%
Adjusted EBITDA	$87.9	$79.7	$8.1	10.2%

Bromine net sales of $263.4 million increased $19.9 million primarily due to a rebound in demand following the recent economic downturn related to the COVID-19 pandemic. Adjusted EBITDA of $87.9 million increased $8.1 million due to higher net sales volume and pricing, partially offset by higher input costs related to the higher sales volume.

Current Trends: We expect FY 2021 results to improve modestly year-over-year assuming continued economic recovery following the pandemic. Further recovery and positive long-term trends in electronics and automotive end markets are expected to continue to drive demand across our product portfolio.

Catalysts

In millions	Q4 2020	Q4 2019	$ Change	% Change
Net Sales	$195.7	$282.5	$(86.8)	(30.7)%
Adjusted EBITDA	$22.1	$76.7	$(54.7)	(71.3)%

Catalysts net sales of $195.7 million declined $86.8 million due primarily to lower volumes. Fluid Catalytic Cracking (FCC) volume improved sequentially, but remains below prior year due to lower transportation fuel consumption as a result of travel restrictions. Lower Hydroprocessing Catalysts (HPC) volume reflects normal lumpiness of shipments and reduced fuel demand. Adjusted EBITDA of $22.1 million declined $54.7 million as a result of lower net sales offset by cost savings initiatives and efficiency improvements.

Current Trends: We expect total Catalysts to be flat year-over-year, with PCS improving from 2020 levels. We expect lower year-over-year refining catalysts volumes resulting from a recent change in customer order patterns in North America, with Q1 expected to be the strongest quarter of the year. Strategically, we continue to position the Catalysts business to take advantage of growth in emerging markets, renewable fuels, and crude-to-chemicals.

All Other

In millions	Q4 2020	Q4 2019	$ Change	% Change
Net Sales	$61.4	$55.4	$6.0	10.8%
Adjusted EBITDA	$18.4	$20.7	$(2.3)	(11.0)%

Other operations represent our Fine Chemistry Services (FCS) business. FCS net sales of $61.4 million increased $6.0 million and adjusted EBITDA of $18.4 million decreased $2.3 million. The FCS business tends to be contract driven. Recent contracts include life sciences products, which are typically anti-cyclical.

Earnings Call

Date:	Thursday, Feb. 18, 2020
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6989169

The Company’s earnings presentation and supporting material is available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$879,147	$992,564	$3,128,909	$3,589,427
Cost of goods sold	613,727	654,053	2,134,056	2,331,649
Gross profit	265,420	338,511	994,853	1,257,778
Selling, general and administrative expenses	124,909	185,163	429,827	533,368
Research and development expenses	15,375	14,263	59,214	58,287
Operating profit	125,136	139,085	505,812	666,123
Interest and financing expenses	(19,152)	(22,400)	(73,116)	(57,695)
Other expenses, net	(57,557)	(38,388)	(59,177)	(45,478)
Income before income taxes and equity in net income of unconsolidated investments	48,427	78,297	373,519	562,950
Income tax (benefit) expense	(10,101)	(5,105)	54,425	88,161
Income before equity in net income of unconsolidated investments	58,528	83,402	319,094	474,789
Equity in net income of unconsolidated investments (net of tax)	43,649	22,841	127,521	129,568
Net income	102,177	106,243	446,615	604,357
Net income attributable to noncontrolling interests	(17,542)	(15,852)	(70,851)	(71,129)
Net income attributable to Albemarle Corporation	$84,635	$90,391	$375,764	$533,228
Basic earnings per share:	$0.79	$0.85	$3.53	$5.03
Diluted earnings per share:	$0.79	$0.85	$3.52	$5.02

Weighted-average common shares outstanding – basic	106,665	106,037	106,402	105,949
Weighted-average common shares outstanding – diluted	107,312	106,314	106,808	106,321

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$746,724	$613,110
Trade accounts receivable	530,838	612,651
Other accounts receivable	61,958	67,551
Inventories	750,237	768,984
Other current assets	116,427	162,813
Total current assets	2,206,184	2,225,109
Property, plant and equipment	7,427,641	6,817,843
Less accumulated depreciation and amortization	2,073,016	1,908,370
Net property, plant and equipment	5,354,625	4,909,473
Investments	656,244	579,813
Other assets	219,268	213,061
Goodwill	1,665,520	1,578,785
Other intangibles, net of amortization	349,105	354,622
Total assets	$10,450,946	$9,860,863
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$483,221	$574,138
Accrued expenses	440,763	576,297
Current portion of long-term debt	804,677	187,336
Dividends payable	40,937	38,764
Income taxes payable	32,251	32,461
Total current liabilities	1,801,849	1,408,996
Long-term debt	2,767,381	2,862,921
Postretirement benefits	48,075	50,899
Pension benefits	340,818	292,073
Other noncurrent liabilities	629,377	754,536
Deferred income taxes	394,852	397,858
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,069	1,061
Additional paid-in-capital	1,438,038	1,383,446
Accumulated other comprehensive loss	(326,132)	(395,735)
Retained earnings	3,155,252	2,943,478
Total Albemarle Corporation shareholders’ equity	4,268,227	3,932,250
Noncontrolling interests	200,367	161,330
Total equity	4,468,594	4,093,580
Total liabilities and equity	$10,450,946	$9,860,863

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Year Ended
	December 31,
	2020	2019
Cash and cash equivalents at beginning of year	$613,110	$555,320
Cash flows from operating activities:
Net income	446,615	604,357
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	231,984	213,484
Gain on sale of joint venture	(7,168)	—
Gain on sale of property	—	(14,411)
Stock-based compensation and other	22,837	19,680
Equity in net income of unconsolidated investments (net of tax)	(127,521)	(129,568)
Dividends received from unconsolidated investments and nonmarketable securities	88,161	71,746
Pension and postretirement expense	45,658	31,515
Pension and postretirement contributions	(16,434)	(16,478)
Unrealized gain on investments in marketable securities	(4,635)	(2,809)
Loss on early extinguishment of debt	—	4,829
Deferred income taxes	(1,976)	14,394
Changes in current assets and liabilities, net of effects of acquisitions and divestitures:
Decrease (increase) in accounts receivable	100,118	(18,220)
Decrease (increase) in inventories	51,978	(46,304)
Decrease (increase) in other current assets	7,902	(32,941)
(Decrease) in accounts payable	(31,519)	(12,234)
(Decrease) in accrued expenses and income taxes payable	(215,011)	(4,640)
Other, net	207,925	36,974
Net cash provided by operating activities	798,914	719,374
Cash flows from investing activities:
Acquisitions, net of cash acquired	(22,572)	(820,000)
Capital expenditures	(850,477)	(851,796)
Proceeds from sale of joint venture	11,000	—
Proceeds from sale of property and equipment	—	10,356
Sales of marketable securities, net	903	384
Investments in equity and other corporate investments	(2,427)	(2,569)
Net cash used in investing activities	(863,573)	(1,663,625)
Cash flows from financing activities:
Proceeds from borrowings of other long-term debt	452,163	1,597,807
Repayments of long-term debt	(250,000)	(175,215)
Other borrowings (repayments), net	137,635	(126,364)
Fees related to early extinguishment of debt	—	(4,419)
Dividends paid to shareholders	(161,818)	(152,204)
Dividends paid to noncontrolling interests	(32,061)	(83,187)
Proceeds from exercise of stock options	40,437	4,814
Withholding taxes paid on stock-based compensation award distributions	(5,143)	(11,031)
Debt financing costs	(3,952)	(7,514)
Net cash provided by (used in) financing activities	177,261	1,042,687
Net effect of foreign exchange on cash and cash equivalents	21,012	(40,646)
Increase in cash and cash equivalents	133,614	57,790
Cash and cash equivalents at end of period	$746,724	$613,110

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales:
Lithium	$358,592	$411,140	$1,144,778	$1,358,170
Bromine Specialties	263,398	243,464	964,962	1,004,216
Catalysts	195,735	282,522	797,914	1,061,817
All Other	61,422	55,438	221,255	165,224
Total net sales	$879,147	$992,564	$3,128,909	$3,589,427

Adjusted EBITDA:
Lithium	$122,131	$140,080	$393,093	$524,934
Bromine Specialties	87,854	79,714	323,605	328,457
Catalysts	22,053	76,734	130,134	270,624
All Other	18,414	20,697	84,821	49,628
Corporate	(29,327)	(22,562)	(112,915)	(136,862)
Total adjusted EBITDA	$221,125	$294,663	$818,738	$1,036,781

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except percentages and per share amounts	2020	2019	2020	2019
Net income attributable to Albemarle Corporation	$84,635	$90,391	$375,764	$533,228
Add back:
Non-operating pension and OPEB items (net of tax)	37,572	20,453	30,668	18,648
Non-recurring and other unusual items (net of tax)	3,409	73,430	33,087	90,669
Adjusted net income attributable to Albemarle Corporation	$125,616	$184,274	$439,519	$642,545

Adjusted diluted earnings per share	$1.17	$1.73	$4.12	$6.04

Weighted-average common shares outstanding – diluted	107,312	106,314	106,808	106,321

Net income attributable to Albemarle Corporation	$84,635	$90,391	$375,764	$533,228
Add back:
Interest and financing expenses	19,152	22,400	73,116	57,695
Income tax (benefit) expense	(10,101)	(5,105)	54,425	88,161
Depreciation and amortization	61,770	56,766	231,984	213,484
EBITDA	155,456	164,452	735,289	892,568
Non-operating pension and OPEB items	49,372	28,780	40,668	26,970
Non-recurring and other unusual items (excluding items associated with interest expense)	16,297	101,431	42,781	117,243
Adjusted EBITDA	$221,125	$294,663	$818,738	$1,036,781

Net sales	$879,147	$992,564	$3,128,909	$3,589,427
EBITDA margin	17.7%	16.6%	23.5%	24.9%
Adjusted EBITDA margin	25.2%	29.7%	26.2%	28.9%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended December 31, 2020:
Net income (loss) attributable to Albemarle Corporation	$89,331	$75,590	$9,379	$174,300	$16,254	$(105,919)	$84,635	9.6%
Depreciation and amortization	30,272	13,464	12,674	56,410	2,160	3,200	61,770	7.0%
Non-recurring and other unusual items	2,528	(1,200)	—	1,328	—	14,969	16,297	1.9%
Interest and financing expenses	—	—	—	—	—	19,152	19,152	2.2%
Income tax benefit	—	—	—	—	—	(10,101)	(10,101)	(1.1)%
Non-operating pension and OPEB items	—	—	—	—	—	49,372	49,372	5.6%
Adjusted EBITDA	$122,131	$87,854	$22,053	$232,038	$18,414	$(29,327)	$221,125	25.2%

Three months ended December 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$29,158	$67,625	$63,358	$160,141	$18,559	$(88,309)	$90,391	9.1%
Depreciation and amortization	27,755	12,330	12,582	52,667	2,138	1,961	56,766	5.7%
Non-recurring and other unusual items (excluding items associated with interest expense)	83,167	(241)	794	83,720	—	17,711	101,431	10.2%
Interest and financing expenses	—	—	—	—	—	22,400	22,400	2.3%
Income tax benefit	—	—	—	—	—	(5,105)	(5,105)	(0.5)%
Non-operating pension and OPEB items	—	—	—	—	—	28,780	28,780	2.9%
Adjusted EBITDA	$140,080	$79,714	$76,734	$296,528	$20,697	$(22,562)	$294,663	29.7%

Year ended December 31, 2020:
Net income (loss) attributable to Albemarle Corporation	$277,711	$274,495	$80,149	$632,355	$76,323	$(332,914)	$375,764	12.0%
Depreciation and amortization	112,854	50,310	49,985	213,149	8,498	10,337	231,984	7.4%
Non-recurring and other unusual items	2,528	(1,200)	—	1,328	—	41,453	42,781	1.4%
Interest and financing expenses	—	—	—	—	—	73,116	73,116	2.3%
Income tax expense	—	—	—	—	—	54,425	54,425	1.7%
Non-operating pension and OPEB items	—	—	—	—	—	40,668	40,668	1.3%
Adjusted EBITDA	$393,093	$323,605	$130,134	$846,832	$84,821	$(112,915)	$818,738	26.2%

Year ended December 31, 2019:
Net income (loss) attributable to Albemarle Corporation	$341,767	$279,945	$219,686	$841,398	$41,188	$(349,358)	$533,228	14.9%
Depreciation and amortization	99,424	47,611	50,144	197,179	8,440	7,865	213,484	5.9%
Non-recurring and other unusual items (excluding items associated with interest expense)	83,743	901	794	85,438	—	31,805	117,243	3.3%
Interest and financing expenses	—	—	—	—	—	57,695	57,695	1.6%
Income tax expense	—	—	—	—	—	88,161	88,161	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	26,970	26,970	0.8%
Adjusted EBITDA	$524,934	$328,457	$270,624	$1,124,015	$49,628	$(136,862)	$1,036,781	28.9%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
MTM actuarial loss	$52,269	$29,339	$52,269	$29,339
Interest cost	7,178	8,893	28,630	35,394
Expected return on assets	(10,075)	(9,452)	(40,231)	(37,763)
Total	$49,372	$28,780	$40,668	$26,970

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Restructuring and other(1)	$0.08	$—	$0.15	$0.05
Acquisition and integration related costs(2)	0.02	0.05	0.13	0.15
Gain on sale of property(3)	—	(0.02)	—	(0.10)
Stamp duty(4)	—	0.61	—	0.61
Windfield tax settlement(5)	—	0.16	—	0.16
Loss on extinguishment of debt(6)	—	0.04	—	0.04
Other(7)	0.06	0.13	0.07	0.20
Discrete tax items(8)	(0.13)	(0.28)	(0.04)	(0.26)
Total non-recurring and other unusual items	$0.03	$0.69	$0.31	$0.85

(1)In 2020, we recorded severance expenses as part of business reorganization plans, impacting each of our businesses and Corporate, primarily in the U.S., Belgium, Germany and with our Jordanian joint venture partner. The balance of unpaid severance is recorded in Accrued expenses and is primarily expected to be paid through 2021. During the year ended December 31, 2019, severance expenses were recorded as part of a business reorganization plan primarily in Catalysts, Lithium and Corporate. Restructuring and other expenses are included in the consolidated statements of income as follows (in millions, except per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Restructuring and other:
Cost of goods sold	$—	$—	$0.7	$—
Selling, general and administrative expenses	8.6	0.6	19.2	5.9
Net income attributable to noncontrolling interests	—	—	(0.3)	—
Total	$8.6	$0.6	$19.6	$5.9
Total restructuring and other, after income taxes	$8.4	$0.4	$16.3	$5.4
Total restructuring and other, per diluted share	$0.08	$—	$0.15	$0.05

(2)Costs related to the acquisition, integration and potential divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months and year ended December 31, 2020 of $2.9 million and $17.3 million ($2.3 million and $13.4 million after income taxes, or $0.02 and $0.13 per share), respectively, and for the three months and year ended December 31, 2019 of $6.3 million and $20.7 million ($5.1 million and $16.1 million after income taxes, or $0.05 and $0.15 per share), respectively.

(3)Included in Selling, general and administrative expenses for the three months and year ended December 31, 2019 is a gain of $3.3 million ($2.4 million after income taxes, or $0.02 per share) related to the release of liabilities as part of the sale of a property. In addition, included in Other expenses, net, for the year ended December 31, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(4)Included in Selling, general and administrative expenses for the three months and year ended December 31, 2019 is $64.8 million (or $0.61 per share as there was no income tax impact) resulting from stamp duties levied on assets purchased related to the Wodgina Project, with the unpaid balance recorded in Accrued expenses as of December 31, 2019.

(5)Included in Equity in net income of unconsolidated investments (net of tax) for the three months and year ended December 31, 2019 is $17.3 million (or $0.16 per share) representing our 49% share of a tax settlement between our Windfield joint venture and an Australian taxing authority. This adjustment is offset by a discrete tax benefit from a competent tax authority agreement. See below for a discussion of discrete tax items.

(6)Included in Interest and financing expenses for the three months and year ended December 31, 2019 is a loss on early extinguishment of debt of $4.8 million ($3.7 million after income taxes, or $0.04 per share) related to tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of the 4.50% senior notes due in 2020.

(7)Other adjustments for the three months ended December 31, 2020 included amounts recorded in:
•Cost of goods sold - $1.3 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $3.1 million of shortfall contributions for our multiemployer plan financial improvement plan.
•Other expenses, net - $8.8 million of losses resulting from the adjustment of indemnifications related to previously disposed businesses and $1.2 million of expenses related to other costs outside of our regular operations, offset by a $7.2 million gain related to the sale of our ownership percentage in the Saudi Organometallic Chemicals Company LLC (“SOCC”) joint venture and $2.8 million of gains primarily relating to the sale of intangible assets in our Bromine business and property in Germany not used as part of our operations.
After income taxes, these charges totaled $6.4 million, or $0.06 per share.

Other adjustments for the year ended December 31, 2020 included amounts recorded in:
•Cost of goods sold - $1.3 million of expense related to a legal matter as part of a prior acquisition in our Lithium business.
•Selling, general and administrative expenses - $3.1 million of shortfall contributions for our multiemployer plan financial improvement plan and $3.8 million of a net expense primarily relating to the increase of environmental reserves at non-operating businesses we have previously divested.
•Other expenses, net - $7.2 million gain related to the sale of our ownership percentage in the SOCC joint venture, $3.6 million of a net gain primarily relating to the sale of intangible assets in our Bromine business and property in Germany not used as part of our operations and a $2.5 million net gain resulting from the settlement of legal matters related to a business sold or a site in the process of being sold, partially offset by $9.6 million of losses resulting from the adjustment of indemnifications related to previously disposed businesses and $1.2 million of expenses related to other costs outside of our regular operations.
After income taxes, these charges totaled $7.5 million, or $0.07 per share.

Other adjustments for the three months ended December 31, 2019 included amounts recorded in:
•Cost of goods sold - $0.1 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $0.8 million of shortfall contributions for our multiemployer pension plan financial improvement plan, $0.8 million related to the settlement of terminated agreements, primarily in the Catalysts segment, and $0.8 million related to the settlement of an ongoing audit in the Lithium segment.
•Other expenses, net - $8.5 million of a net loss resulting from the adjustment of indemnifications and other liabilities related to previously disposed businesses, $3.6 million of asset retirement obligation charges related to the update of an estimate at a site formerly owned by Albemarle, and $1.2 million of non-operating pension costs from our 50% interest in JBC.
After income taxes, these charges totaled $14.3 million, or $0.13 per share.

Other adjustments for the year ended December 31, 2019 included amounts recorded in:
•Cost of goods sold - $0.7 million related to non-routine labor and compensation related costs in Chile that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $1.8 million of shortfall contributions for our multiemployer pension plan financial improvement plan, $0.9 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialties segment, $1.0 million related to the settlement of terminated agreements, primarily in the Catalysts segment, and $0.8 million related to the settlement of an ongoing audit in the Lithium segment.
•Other expenses, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, $9.8 million of a net loss primarily resulting from the adjustment of indemnifications and other liabilities related to previously disposed businesses or purchase accounting, $3.6 million of asset retirement obligation charges related to the update of an estimate at a site formerly owned by Albemarle, and $1.2 million of non-operating pension costs from our 50% interest in JBC.
After income taxes, these charges totaled $21.7 million, or $0.20 per share.

(8)    Included in Income tax (benefit) expense for the three months and year ended December 31, 2020 are discrete net tax benefits of $13.9 million, or $0.13 per share, and $4.3 million, or $0.04 per share, respectively. The net benefit for the three months is primarily related to benefits for uncertain tax positions for statute of limitation expirations, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments. The net benefit for the full year 2020 is primarily related to changes to uncertain tax positions, excess tax benefits realized from stock-based compensation arrangements, and return to accrual adjustments.

    Included in Income tax (benefit) expense for the three months and year ended December 31, 2019 are discrete net tax benefits of $29.8 million, or $0.28 per share, and $27.4 million, or $0.26 per share, respectively. This net benefit is primarily related to benefits for uncertain tax positions primarily related to seeking treaty relief from the competent authority to prevent double taxation, and state rate changes.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax (benefit) expense	Effective income tax rate
Three months ended December 31, 2020:
As reported	$48,427	$(10,101)	(20.9)%
Non-recurring, other unusual and non-operating pension and OPEB items	65,669	24,688
As adjusted	$114,096	$14,587	12.8%

Three months ended December 31, 2019:
As reported	$78,297	$(5,105)	(6.5)%
Non-recurring, other unusual and non-operating pension and OPEB items	117,748	41,157
As adjusted	$196,045	$36,052	18.4%

Year ended December 31, 2020:
As reported	$373,519	$54,425	14.6%
Non-recurring, other unusual and non-operating pension and OPEB items	83,770	19,694
As adjusted	$457,289	$74,119	16.2%

Year ended December 31, 2019:
As reported	$562,950	$88,161	15.7%
Non-recurring, other unusual and non-operating pension and OPEB items	131,750	39,725
As adjusted	$694,700	$127,886	18.4%